         FIRST PLACE
[LOGO]   FINANCIAL
         CORPORATION


                                                           February 1, 1999


Dear Shareholder:

    We are pleased to announce that at their November 30, 1998 meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share and a special dividend of $.37 per share. Both dividends were declared to shareholders of record as of December 16, 1998 and are payable February 1, 1999. Total dividends declared per share for the year were $1.85 compared to $1.79 last year, an increase of $.06, or 3.35 percent.

    Although total assets at December 31, 1998 were up $4,000,000, or .5 percent, over year-end 1997, total loans were down by $62,000,000, or 12.7 percent. The decrease in total loans was primarily the result of commercial real estate borrowers obtaining alternative long-term financing and from early payoffs due to our customers' businesses being acquired by other entities.

    Net income for 1998 was $8,161,000, a decrease of $933,000, or 10.3 percent, from 1997. The primary cause of this decrease was a $1,923,000 increase in other expenses. Salaries and employee benefits were up $808,000 and other operating expenses were $1,178,000 higher than last year.

    Total stockholders' equity at December 31, 1998 was $77,046,000 compared to $71,831,000 at year-end 1997. Aggregate cash dividends declared for 1998 were $4,004,000 compared to $3,843,000 for 1997.

    While the earnings performance for 1998 was disappointing, there were some very positive accomplishments during 1998, which should bode well for our future. With the opening of Capital Bank, we have entered the largest and most robust market in New Mexico. Overall asset quality has improved and continues to improve, and recent steps to decrease the cost of funds are paying off.

    Thank you for your continued support.

/s/ Richard I. Ledbetter                    /s/ James D. Rose
Richard I. Ledbetter                        James D. Rose
Chairman of the Board and                   President and
Chief Executive Officer                     Chief Operating Officer